UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted
by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
SAFECO CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Notice regarding Safeco’s annual
meeting of shareholders

All rights reserved.
Safeco and the Safeco logo are registered trademarks of Safeco Corporation
PB 3620 4/08

Safeco Plaza
Seattle, WA. 98185-0001

Dear Safeco Shareholder:

On April 23, 2008, Safeco Corporation announced that it had entered into an Agreement and Plan of Merger with Liberty Mutual Insurance Company and Big Apple Merger Corporation (“Merger Sub”). Subject to the terms and conditions of the merger agreement, Liberty Mutual has agreed to purchase all of the outstanding shares of Safeco common stock for $68.25 per share in cash, without interest, subject to any applicable withholding tax, by means of a merger of Merger Sub with and into Safeco, with Safeco continuing as the surviving entity and a wholly owned subsidiary of Liberty Mutual. As a result of this announcement, the previously scheduled annual meeting of shareholders of Safeco, to have been held on May 7, 2008, has been postponed. Safeco will provide information on the timing of the annual and special shareholders meeting to approve the merger when available.